UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 6, 2010

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 6, 2010 (the “Effective Date”), we entered into an employment agreement with Mr. Deepak Chopra. Under the employment agreement, Mr. Chopra will continue to serve as President and Chief Executive Officer of the Company. The employment agreement amends, supersedes and replaces the Company’s prior employment agreement with Mr. Chopra that was originally entered into on July 18, 2005.

The initial term of the employment agreement is three years commencing from the Effective Date. The term of the employment agreement shall automatically renew on each anniversary of the Effective Date for a new three year term until it is earlier terminated by the Company or Mr. Chopra in accordance with its terms.

Under the employment agreement, Mr. Chopra will be entitled to receive a base salary which will be reviewed annually and may be adjusted upwards but cannot be reduced below current levels. Mr. Chopra currently receives a base salary of $1,000,000 per year. In addition to the foregoing, Mr. Chopra will be eligible to participate in our bonus pool and shall receive other fringe benefits that the Company makes available to other similarly situated executives from time to time.

The employment agreement may be terminated for cause or due to Mr. Chopra’s death or disability. In the event we terminate the employment agreement early and without cause, or Mr. Chopra terminates the employment agreement for good reason, or such termination occurs within a certain period of time before or after a change of control of the Company, Mr. Chopra will be entitled to receive certain severance payments and benefits.

The foregoing description of the employment agreement is qualified in its entirety by reference to the provisions of Mr. Chopra’s employment agreement, which is filed as Exhibit 10.18 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.18:	Employment Agreement dated January 6, 2010 between Deepak Chopra and OSI Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: January 8, 2010
	By:	/s/ Victor Sze
Victor Sze
Executive Vice President, Secretary, and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.18	Employment Agreement dated January 6, 2010 between Deepak Chopra and OSI Systems, Inc.